1
Exhibit 4.2
VAXXINITY,

INC.
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12

OF THE EXCHANGE ACT
As of December 31, 2021, Vaxxinity,

Inc. (the “Company,” “we” or “us”)

had one class of securities, our Class A common stock, par
value $0.0001, registered under Section 12 of the Securities Exchange Act of 1934,

as amended (the “Exchange Act”). Our Class A
common stock is listed on the Nasdaq Global Market under the symbol

“VAXX.”
The following summary describes the material terms of our Class A common stock, does not purport to be complete and is qualified in
its entirety by reference to our amended and restated certificate of incorporation

(our “Charter”) and our amended and restated bylaws
(our “Bylaws”), each of which is included as an exhibit to our Annual

Report on Form 10-K for the year ended December 31, 2021
(our “Form 10-K”), and applicable provisions of the Delaware General

Corporation Law (the “DGCL”).

Authorized Capital Stock
Our authorized capital stock consists of 1,000,000,000

shares
of Class A common stock, par value $0.0001 per share;

100,000,000
shares of Class B common stock, par value $0.0001 per

share; and 50,000,000 shares of preferred stock, par

value $0.0001 per share.

Common Stock
We have two classes

of common stock: Class A common stock and Class

B common stock. Holders of Class A common stock and
Class B common stock have identical rights,

except with respect to voting and conversion. Except as otherwise expressly provided in
our Charter or Bylaws or required by applicable

law, holders of our Class A common

stock are entitled to one vote per share on all
matters submitted to a vote of stockholders

and holders of our Class B common stock are entitled to ten

votes per share on all matters
submitted to a vote of stockholders. Our common

stockholders are not entitled to cumulative voting

in the election of directors. Unless
a different vote is required by applicable

law or specifically required by our Charter or Bylaws, if a quorum exists at any meeting of
stockholders, stockholders shall have approved

any matter (other than as described below) if such matter

is approved by the
affirmative vote of the majority

of shares present in person or represented by proxy and

entitled to vote on such matter.

Subject to the
rights of the holders of any series of preferred

stock to elect directors under specified circumstances,

if a quorum exists at any meeting
of stockholders, stockholders shall have approved

the election of a director if such director is elected

by a plurality of the votes of the
shares present in person or represented by proxy and

entitled to vote on the election.
Holders of Class A common stock and Class B common

stock vote together as a single class on all matters submitted to a vote of
stockholders, except (i) if we were to seek to amend

our Charter to increase or decrease the par value

of a class of our capital stock,
then that class would be required to vote separately

to approve the proposed amendment and (ii)

if we were to seek to amend our
Charter in a manner that alters or changes the powers,

preferences or special rights of a class of our capital

stock in a manner that
affected its holders adversely,

then that class would be required to vote separately

to approve the proposed amendment.

Subject to preferences that may be applicable

to any shares of preferred stock outstanding or that we may

designate and issue in the
future, holders of our common stock are entitled

to receive ratably such dividends as may be declared

by our board of directors out of
funds legally available therefor if our board
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of directors, in its discretion, determines

to issue dividends and only then at the times and

in the amounts that our board of directors
may determine.
Upon liquidation, dissolution or winding-up of

the Company, holders of

our common stock are entitled to receive their ratable

share
of the net assets of the Company available after

payment of all debts and other liabilities, subject to the

prior preferential rights and
payment of liquidation preferences, if any,

of any outstanding shares of preferred stock.
Holders of our common stock have no preemptive,

subscription or redemption rights. There are no redemption

or sinking fund
provisions applicable to our common

stock. The rights, preferences and privileges of holders of our common stock are subject to, and
may be adversely affected by,

the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Each share of Class B common stock is convertible

at any time at the option of the holder into one share of Class A common stock. In
addition, each share of Class B common stock will automatically convert into one share of Class A common stock upon any

transfer,
whether or not for value and whether voluntary

or involuntary or by operation of law,

except for transfers to trusts solely for the
benefit of the stockholder and certain related

entities, transfers to partnerships, corporations

and other entities exclusively owned by
the stockholder or certain related entities,

transfers to family members of the stockholder

and transfers between certain stockholders.
Holders of Class A common stock have no conversion

rights.
Preferred Stock
Our board of directors has the authority,

subject to the limitations imposed by Delaware law or

the Nasdaq’s listing rules, without

any
further vote or action by our stockholders, to

issue preferred stock in one or more series and to fix

the designations, powers,
preferences, limitations and rights of the

shares of each series, including dividend rates, conversion

rights, voting rights,

terms of
redemption,

liquidation preferences,

sinking fund terms and the number of shares constituting

each series.
Satisfaction of any dividend preferences

of outstanding shares of preferred stock would reduce

the amount of funds available for the
payment of dividends on shares of our Class A common stock.

Holders of shares of preferred stock may be entitled

to receive a
preference payment in the event of our liquidation,

dissolution or winding-up before any payment is made

to the holders of shares of
our Class A common stock.

Our board of directors may authorize the

issuance of preferred stock with voting or conversion rights that could adversely affect

the
voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the

effect of making it more
difficult for a third party to acquire,

or could discourage a third party from seeking to acquire, a majority of our outstanding voting
stock, and may adversely affect the market

price of our Class A common stock and the voting and other rights of the holders of our
Class A common stock.
Voting

Agreement
Our co-founders (Mei Mei Hu and Louis Reese), one of their affiliates and

United Biomedical, Inc. (collectively our “principal
stockholders”) entered into a voting agreement

on October 1, 2021 (the “Voting

Agreement”). We are

not a party to the Voting
Agreement. The Voting

Agreement provides the proxyholder,

Ms. Hu, with the authority (and irrevocable proxies)

to direct the vote
and vote the shares of capital stock held by

the principal stockholders at her discretion

on all matters to be voted upon by
stockholders. The Voting

Agreement does not restrict any of the principal stockholders from transferring any shares of our capital
stock and, if any such shares of capital stock are transferred,

there is no obligation for the transferee to join

the Voting

Agreement
(unless the transferee is a controlled

affiliate or family member (or an

entity or trust whose beneficial owner or primary beneficiary is
a family member) of one of the parties to the

Voting

Agreement).
Mr. Reese will replace

Ms. Hu as the proxyholder under the Voting

Agreement upon the earliest of (i) Ms. Hu’s

death, (ii) a
determination by a court that Ms. Hu is permanently

and totally disabled (as determined by a court of competent

jurisdiction) and (iii)
six months after the later of Ms. Hu ceasing

to be (x) Chief Executive Officer and (y) Actively Engaged

(as defined below) (the
“Replacement Date”); provided that the Replacement

Date will be the date on which Ms. Hu ceases to be Actively Engaged if Ms. Hu
is not then Chief Executive Officer and Ms. Hu

ceases to be Actively Engaged pursuant to clause (B) of the definition of Actively
Engaged below.

For purposes of the Voting

Agreement, “Actively Engaged” means, on the date of determination,

Ms. Hu (A) is then
a director of the Company and (B) has not sold, or otherwise disposed for pecuniary gain, shares of Class B common stock

in excess
of 65% of the Class B common stock she held on the date

of the Voting

Agreement.
The Voting

Agreement will terminate upon the earliest to occur

of the following: (i) the liquidation, dissolution

or winding up of the
Company; (ii) the execution by the Company of

a general assignment for the benefit of creditors or

the appointment of a receiver or

trustee to take possession of the property and assets of the

Company; (iii) the unilateral decision of the

then current proxyholder (in
such person’s sole discretion)

to terminate the Voting

Agreement, subject to a 30-day notice period; (iv) on the Replacement

Date, if
Mr. Reese is then (x) deceased,

(y) determined by a court to be permanently

and totally disabled or (z) not a director of the Company;
or (v) after the Replacement Date, upon the

earliest to occur of Mr.

Reese’s death, permanent

and total disability (as determined by a
court of competent jurisdiction) or ceasing

to be director of the Company.

A copy of the Voting

Agreement is included as an exhibit to
our Form 10-K.
Certain Anti-Takeover

Provisions of our Charter,

our Bylaws and Delaware Law
Certain provisions of our Charter,

our Bylaws and the DGCL may discourage or make more difficult a takeover attempt that a
stockholder might consider to be in his, her or its best interest.

These provisions may also adversely affect

the prevailing market price
for shares of our Class A common stock. We

believe that the benefits of increased protection

give us the potential ability to negotiate
with the proponent of an unsolicited proposal to acquire

or restructure us, which may result in an improvement

of the terms of any
such proposal in favor of our stockholders, and outweigh

any potential disadvantage of discouraging those

proposals.
Authorized but Unissued Shares of Capital Stock
Our authorized but unissued shares of common

stock and preferred stock are available for future

issuance without stockholder
approval, subject to the applicable provisions

of the DGCL and rules of the Nasdaq. These additional shares may be used for a variety
of corporate purposes, including future public offerings

to raise additional capital, corporate acquisitions

and employee benefit plans.
One of the effects of the existence of

authorized but unissued common stock or preferred stock

may be to enable our board of
directors to issue shares to persons friendly

to current management, which issuance could render more

difficult or discourage an
attempt to obtain control of the Company by means of

a merger, tender offer,

proxy contest or otherwise, and thereby protect the
continuity of our management and possibly deprive

our stockholders of opportunities to sell their shares of Class A common stock at a
price higher than the prevailing market price.
Board Vacancies

and Board Size
Our Charter provides

that any vacancies, including any newly created

directorships, on our board of directors will be filled

by the
affirmative vote of a majority of the

remaining directors then in office,

even if such directors constitute less than a quorum,

or by a
sole remaining director.

In addition, the number of directors constituting

our board of directors is permitted to be set only by

a
resolution adopted by a majority vote of our entire

board of directors
. These provisions prevent a stockholder

from increasing the size
of our board of directors and then gaining control

of our board of directors by filling the resulting

vacancies with its own nominees.
This makes

it more difficult to change the

composition of our board of directors and promotes continuity of management.
No Cumulative Voting
Under the DGCL, stockholders are not entitled

to cumulate votes in the election of directors unless a

corporation’s

certificate of
incorporation provides otherwise. Our Charter does not

provide for cumulative voting.
Stockholder Action by Written

Consent and Special Meetings of Stockholders
Our Charter and Bylaws provide that our stockholders

may take action by written consent so long as the Voting

Agreement is in effect
and our principal stockholders hold a majority of

the voting power of then outstanding shares of our capital

stock. Our Charter and
Bylaws further provide that special meetings

of our stockholders may be called only by a majority

of our board of directors, the
chairperson of our board of directors or our Chief

Executive Officer or,

so long as the Voting

Agreement is in effect and our principal
stockholders hold a majority of the voting power

of then-outstanding shares of our capital stock, our

stockholders. These provisions
may delay the ability of our stockholders

to force consideration of a proposal or for stockholders controlling a majority of our capital
stock to take any action, including the removal

of directors.
Advance Notice Requirements for Stockholder Proposals and

Director Nominations
Our Bylaws establish advance notice procedures

with respect to stockholder proposals and the nomination

of candidates for election
as directors at our annual meeting of stockholders,

and also specify certain procedural requirements regarding

the form, content and
timing of such notice. These provisions might preclude

our stockholders from bringing matters before

our annual meeting of
stockholders or from making nominations for

directors at our annual meeting of stockholders if the

proper procedures are not
followed. We

expect that these provisions may also discourage

or deter a potential acquirer from conducting

a solicitation of proxies
to elect the acquirer’s own slate of directors

or otherwise attempting to obtain control of

the Company.

Amendments to our Charter and Bylaws
The DGCL provides generally that the affirmative

vote of a majority of the outstanding shares entitled to vote thereon, voting together
as a single class, is required to amend a corporation’s

certificate of incorporation or bylaws, unless the corporation’s certificate of
incorporation requires a greater percentage.

Our Charter provides that at any time the Voting

Agreement is not in effect or our
principal stockholders do not hold a majority

of the voting power of then-outstanding shares of our capital stock, certain specified
provisions in our Charter, including

provisions relating to the size of the board, classification of the board, removal of directors,
special meetings, actions by written consent and

cumulative voting, may be amended, altered, rescinded

or repealed only by the
affirmative vote of the holders of at

least 66 2/3% in voting power of all the then outstanding

shares of our capital stock entitled to
vote thereon, voting together as a single class.
Our Charter provides

that our board of directors is expressly authorized

to amend, alter, rescind or repeal,

in whole or in part, or add
to, our Bylaws without a stockholder vote in any manner

not inconsistent with the laws of the State of Delaware or our

Charter. Our
Charter provides

that at any time the Voting

Agreement is not in effect or our principal

stockholders do not hold a majority of the
voting power of then-outstanding shares of our capital

stock, any amendment, alteration, rescission

or repeal, in whole or in part, of,
or addition to, our Bylaws by our stockholders requires

the affirmative vote of the holders of at least 66

2/3% in voting power of all
the then outstanding shares of our capital

stock entitled to vote thereon, voting together as a single class.
Section 203 of the Delaware General Corporation Law
We are subject

to the provisions of Section 203 of the DGCL. In general, Section

203 prohibits a publicly held Delaware corporation
from engaging in a “business combination” with an

“interested stockholder” for three years following the

date that such stockholder
became an interested stockholder,

unless:
●
before such date, the board of directors of the

corporation approved either the business combination

or the transaction that
resulted in the stockholder becoming an interested

stockholder;
●
upon closing of the transaction that resulted

in the stockholder becoming an interested stockholder,

the interested stockholder
owned at least 85% of the voting stock of the corporation

outstanding at the time the transaction began, excluding

for
purposes of determining the voting stock outstanding

(but not the outstanding voting stock owned

by the interested
stockholder) those shares owned by (1) persons who

are directors and also officers and (2)

employee stock plans in which
employee participants do not have the right to determine

confidentially whether shares held subject to the plan

will be
tendered in a tender or exchange offer; or
●
on or after such date, the business combination

is approved by the board of directors and authorized

at an annual or special
meeting of the stockholders, and not by written

consent, by the affirmative vote of at least 66 2/3% of

the outstanding voting
stock that is not owned by the interested stockholder.
In

general,

Section

203

defines

a

“business

combination”

to

include,

among

other

things,

mergers,

asset

and

stock

sales

and

other
transactions resulting

in a financial benefit

to an interested stockholder.

An “interested stockholder”

is a person

who, together with

its
affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s

outstanding voting stock.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders

will have appraisal rights in connection with a merger

or consolidation in
which we are a constituent entity.

Pursuant to the DGCL, stockholders who properly
demand and perfect appraisal rights in connection

with such merger or consolidation will have the

right to receive payment of the fair
value of their shares as determined by the Delaware

Court of Chancery,

if any, on the amount determined

to be the fair value, from the
effective time of the merger

or consolidation through the date of payment of the

judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an

action in our name to procure a judgment in our favor,

also known as a
derivative action, provided that the stockholder

bringing the action is a holder of our shares at the time of the transaction to which the
action relates or such stockholder’s stock

thereafter devolved by operation of law.

To bring such an action, the

stockholder must
otherwise comply with Delaware law regarding derivative

actions.

Exclusive Forum
Our Charter requires, to the fullest extent permitted

by law, that (1) any derivative

action or proceeding brought on behalf of the
Company, (2) any

action asserting a claim of breach of a fiduciary

duty owed by any of our directors, officers, other employees or our
stockholders to us or our stockholders, (3)

any action asserting a claim against us arising pursuant

to any provision of the DGCL, our
Charter or our Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any

action
to interpret, apply,

enforce or determine the validity of our Charter or

Bylaws and (5) any action asserting a claim against us that is governed by the internal affairs doctrine,

in each case, may be brought only in specified courts in the State of

Delaware. As described
below, this provision

will not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended
(the “Securities Act”) or the Exchange Act, or rules and regulations thereunder.
Our Charter also provides

that the federal district courts of the United States of

America will be the exclusive forum for the

resolution
of any complaint asserting a cause of action against

us or any of our directors, officers, employees

or agents and arising under the
Securities Act. However, Section

22 of the Securities Act provides that federal

and state courts have concurrent jurisdiction over
lawsuits brought pursuant to the Securities Act or the rules and regulations thereunder.

To the extent the exclusive

forum provision
restricts the courts in which claims arising

under the Securities Act may be brought, there is uncertainty as to whether a court would
enforce such a provision. Our Charter also provide

s

that any person or entity purchasing or otherwise acquiring

any interest in shares
of our capital stock will be deemed to have notice of

and to have consented to the foregoing provision;
provided , however , that
investors cannot waive compliance with the federal

securities laws and the rules and regulations thereunder.

This provision does not
apply to claims brought under the Exchange

Act.
We recognize

that the forum selection clause in our Charter may

impose additional litigation costs on stockholders

in pursuing any
such claims, particularly if the stockholders

do not reside in or near the State of Delaware. Additionally,

the forum selection clause in
our Charter may limit our stockholders’ ability

to bring a claim in a forum that they find favorable for

disputes with us or our
directors, officers, employees or

agents, which may discourage such lawsuits against us and our directors,

officers, employees and
agents even though an action, if successful, might

benefit our stockholders. The Court of Chancery of the

State of Delaware may also
reach different judgments or results

than would other courts, including courts where a stockholder considering an action may be
located or would otherwise choose to bring the action,

and such judgments may be more or less favorable

to us than our stockholders.
Limitation of Liability and Indemnification

of Directors and Officers
Our Charter includes

provisions that limit the personal liability

of our directors for monetary damages for breach of

their fiduciary
duties as directors, except to the extent that such limitation is not permitted under the DGCL. Such limitation

shall not apply, except

to
the extent permitted by the DGCL, to (1) any breach of a director’s duty of loyalty to us or our stockholders, (2) acts or omissions not
in good faith or that involve intentional misconduct

or a knowing violation of law,

(3) any unlawful payment of a dividend or
unlawful stock repurchase or redemption, as provided

in Section 174 of the DGCL or (4) any transaction from which a director
derived an improper personal benefit. These provisions

will have no effect on the availability

of equitable remedies such as an
injunction or rescission based on a director’s

breach of his or her duty of care. Any amendment to, or

repeal of, these provisions will
not eliminate or reduce the effect

of these provisions in respect of any act, omission

or claim that occurred or arose prior to that
amendment or repeal.
Our Bylaws provide for indemnification, to

the fullest extent permitted by the DGCL, of any person

made or threatened to be made a
party to any action, suit or proceeding by reason of

the fact that such person is or was a director,

officer, employee

or agent of the
Company, or,

at the request of the Company,

serves or served as a director, officer,

employee or agent of another corporation or of a
partnership, joint venture, trust or any other enterprise,

against all expenses, judgments, fines and amounts

paid in settlement actually
and reasonably incurred in connection with the defense

or settlement of such action, suit or proceeding. In

addition, we have entered
into indemnification agreements with each

of our directors pursuant to which we have agreed to indemnify each such director to the
fullest extent permitted by the DGCL.
Insofar as indemnification for liabilities arising

under the Securities Act may be permitted to directors,

we have been informed that in
the opinion of the SEC such indemnification is against

public policy and is therefore unenforceable.